                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   13  )*
                                         ------

                             Del Laboratories, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                     Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                24509110309
                     ----------------------------------
                                 (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                   page 1 of 3 pages

CUSIP No. 24509110309                  13G                 Page 2   of 3   Pages
          -----------                                          ---    ---
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
     PERSON
          Martin E. Revson

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S.A.
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING
  BENEFICIALLY                      POWER
    OWNED BY                       945,208
 EACH REPORTING              --------------------------------------------------
  PERSON WITH                 (6) SHARED VOTING
                                    POWER

                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE
                                    POWER
                                   945,208
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE
                                    POWER
                                    0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          945,208
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          16.8 %
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
          IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                                page 2 of 3 pages

ITEM 4.        OWNERSHIP.

               (a)  AMOUNT BENEFICIALLY OWNED:

                                        945,208 SHARES(1)

               (b)  PERCENT OF CLASS:

                                        16.8%(2)

               (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                     (i)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                  945,208

                    (ii)     SHARED POWER TO VOTE OR DIRECT THE VOTE:

                                  -0-

                   (iii)     SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION OF:

                                  945,208

                    (iv)     SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION
                             OF:

                                  -0-


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February  13, 1997               /s/ Martin E. Revson
                ---                     -------------------------
                                        Martin E. Revson


--------------------------
     (1) All share numbers reported in this form reflect a 4-for-3 stock split effected by the Issuer in November 1996.

     (2)  Based on 5,642,775 shares outstanding at December 31, 1996.

                                page 3 of 3 pages